Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to Registration Statement No. 002-61760 on Form N-1A of our report dated December 11, 2007 relating to the financial statements and financial highlights of Fidelity Capital Trust, including Fidelity Stock Selector Fund, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2007, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 1, 2008